UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2014

PHARMAGEN, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54523	27-0777112
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9337 Fraser Avenue
Silver Spring, MD 20910
(Address of principal executive offices) (zip code)

(204) 898-8160
(Registrant’s telephone number, including area code)

______________________________________________
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 1, 2014, Danny M. Barnes, David S. Rowley, and Stephen M. Perry were each appointed as a member of our Board of Directors, to serve for an initial term of three (3) years or until such time as each is re-elected for an additional term or until his successor is duly nominated and elected, in accordance with the Bylaws.

Mr. Barnes and Mr. Perry will serve on our Regulatory Audit Committee, and Mr. Rowley will serve on our Compensation Committee, neither of which has taken any action to date. There are no family relationships between Mssrs. Barnes, Rowley, or Perry and any of our other officers or directors. Pursuant to the Shareholder Voting Agreement by and between Pharmagen, Inc., Old Line Partners, LLC (“OLP”), and Bagel Boy Equity Group II, LLC (“BBEG”), dated December 9, 2013, it was agreed that the Board would consist of five (5) members, with one (1) nominee chosen by OLP, one (1) nominee chosen by BBEG, one (1) nominee chosen by a majority of the holders of the Series C Convertible Preferred Stock, and the remaining two (2) nominees chosen by mutual agreement of OLP and BBEG. Mackie Barch was selected by OLP, Richard A. Wolpow was chosen by BBEG, David S. Rowley was chosen by BBEG in its capacity as the majority holder of the Series C Convertible Preferred Stock, and Danny M. Barnes and Stephen M. Perry were chosen by mutual agreement of OLP and BBEG.

Each member of our Board of Directors will receive options to purchase 375,000 shares of our common stock, which will vest at the end of a full year of service, and $7,500, which will be paid in equal quarterly installments.

Danny M. Barnes, age 41, joined our Board of Directors on June 1, 2014. Mr. Barnes is currently the President and pharmacist of Triangle Compounding Pharmacy, Inc., where he has served since 2008. Triangle was the first pharmacy in North Carolina accredited by the Pharmacy Compounding Accreditation Board (PCAB). Triangle specializes in compounding unique medications such as a wide range of preparations including high-risk sterile medications, sterile ophthalmic products, pediatric specialty medications, and clinical trials. Mr. Barnes received his Doctor of Pharmacy degree from Campbell University School of Pharmacy in 2000.

David S. Rowley, age 35, joined our Board of Directors on June 1, 2014. Mr. Rowley is currently a Managing Director at Chestnut Hill Partners, where he has served since January 1, 2011. Chestnut Hill is a nationally recognized merchant bank with over $5.5B in transactions closed over 15 years, specializing in merger and acquisition originations. Prior to Chestnut Hill, Mr. Rowley was a co-founder of Axial Market, where he served from January 1, 2008 through December 31, 2010, in charge of operations and business development. Prior to Axial, Mr. Rowley was a co-founder and partner at Cathedral Partners, a global financial services firm, and a Vice-President at SRS Capital, a New York-based merchant bank. Mr. Rowley graduated Cum Laude from the University of Delaware where he was a track and field athlete. He has also been published in Mergers & Acquisitions magazine, moderated private equity discussions at major industry conferences and currently serves as an advisory board member of DreamTigerEquities, which provides investing & advisory services to media companies, institutions and entrepreneurs in New York and the Northeast corridor.

Stephen M. Perry, age 39, joined our Board of Directors on June 1, 2014. Mr. Perry is currently the President and Chief Executive Officer of Kymanox, LLC, which provides regulatory compliance and process engineering support in the areas of biotechnology, pharmaceuticals, medical devices, compounding, and nanotechnology, where he has served since 2004. Kymanox currently provides services to Pharmagen, Inc. as an advisor. Before starting Kymanox, Mr. Perry had various leadership roles supporting scale-up, start-up, and commercialization initiatives at Abbott Laboratories, Covance Biotechnology Services (now Fujifilm Diosynth), and Human Genome Sciences (now GSK). Mr. Perry has a liberal education background with a high-honors bachelor’s degree in Chemical Engineering from the University of Notre Dame and studied at the graduate level at Purdue University.

Other than as set forth above, none of Mssrs. Barnes, Rowley, or Perry is a director of any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

Sales of Series C Convertible Preferred Stock

On March 19, 2014, we entered into a Securities Purchase Agreement with David Rowley, pursuant to which we sold twenty five thousand (25,000) shares of our Series C Convertible Preferred Stock at $1.00 per share, for total consideration of $25,000. Our Board of Directors approved an offering of up to five hundred thousand (500,000) shares of Series C Convertible Preferred Stock at $1.00 per share, all of which has now been sold.

The shares of Series C Convertible Preferred Stock have one (1) vote per share, are redeemable by us on ten (10) trading days advance notice at two hundred percent (200%) of the purchase price, and are convertible into common stock on either a fixed percentage basis or a variable conversion basis.

On a fixed conversion basis, the holders of the Series C Convertible Preferred Stock can acquire upon conversion, in the aggregate, fifteen percent (15%) of the then-outstanding shares of common stock of the Company. On a variable conversion basis, the shares are convertible at 33.33% of the lowest five (5) closing bid prices of our common stock during the ten (10) trading days prior to conversion. In no event can any single shareholder convert the Series C Convertible Preferred Stock if it will result in their ownership exceeding 9.99% of our then issued and outstanding shares.

Section 9 – Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 (1)	Form of Securities Purchase Agreement for Series C Convertible Preferred Stock

99.1	Press Release dated May 29, 2014
_____________
(1)	Incorporated by reference from our Current Report on Form 8-K dated and filed with the Commission on December 16, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pharmagen, Inc.

Dated: June 2, 2014	/s/ Mackie Barch
By: Mackie Barch
Its: President and Chief Executive Officer